UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2010

LIGAND PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33093	77-0160744
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11085 North Torrey Pines Road, Suite 300, La Jolla, California 92037

(Address of principal executive offices) (Zip Code)

(858) 550-7500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, Ligand Pharmaceuticals Incorporated (“Ligand”), pursuant to an Agreement and Plan of Merger dated October 26, 2009 (as later amended, the “Merger Agreement”), acquired Metabasis Therapeutics, Inc., a Delaware corporation (“Metabasis”) on January 27, 2010 by a reverse triangular merger, with Metabasis surviving as a wholly-owned subsidiary of Ligand (the “Merger”).

One of Metabasis’ assets was and is a partnered drug development program with Hoffmann-La Roche Inc., Roche Palo Alto LLC and F. Hoffmann-La Roche Ltd. (together, “Roche”) in hepatitis C under that certain Collaboration and License Agreement, effective as of August 7, 2008, by and among Roche and Metabasis, as amended from time to time (the “Roche Agreement”).

In the Merger, the former Metabasis stockholders received an aggregate of $1,607,679 cash and an aggregate of 35,147,294 of each of four separate series of contingent value rights (“CVRs”) governed by the four respective Contingent Value Rights Agreements entered into on January 27, 2010 as contemplated by the Merger Agreement.

One such Contingent Value Rights Agreement, the “Roche CVR Agreement,” provided for the payment to the holders of the “Roche CVRs”, pro rata and after certain defined reductions, of 65% of any milestone payments or 68% of any royalties paid by Roche under the Roche Agreement, or 65% of the net proceeds of any sale of those program rights, less any costs and expenses reasonably incurred by Ligand in connection with such sale, in each case as received by Ligand or Metabasis after October 1, 2009.

As previously announced, on April 15, 2010, Hoffmann-La Roche Inc. sent Ligand and Metabasis a notice that as a result of Roche dosing the first patient in a Phase I clinical trial of RG7348, a Licensed Compound (as defined in the Roche Agreement), Metabasis had earned a $6,500,000 milestone payment pursuant to the terms of the Roche Agreement. Such milestone payment was paid on May 12, 2010.

Pursuant to the Roche CVR Agreement, an aggregate amount calculated as follows is distributable to the holders of the Roche CVRs in respect of such milestone payment: 65% of the gross milestone payment = $6,500,000 x 65% = $4,225,000; less 1% of such product to be contributed to the Stockholders’ Representative Fund established pursuant to the Merger Agreement = $4,225,000 - $42,250 = $4,182,750; and further less the full $1,500,000 for ARE-SD Region No. 24, LLC (the “Landlord”), as the former landlord of Metabasis’ headquarters building, pursuant to the terms of Section 10 of the Agreement for Termination of Lease and Voluntary Surrender of Premises dated July 21, 2009 (as later amended) between the Landlord and Metabasis (the “Landlord Agreement”) = $4,182,750 - $1,500,000 = $2,682,750.

The receipt of this milestone payment from Roche triggers the following process under the Roche CVR Agreement. By May 19, 2010, Ligand shall send Mellon Investor Services LLC, as Rights Agent under the Roche CVR Agreement (the “Rights Agent”), an achievement certificate certifying that the holders of Roche CVRs are entitled to receive pro rata $2,682,750 calculated as set forth above, and deliver the $2,682,750 to the Rights Agent. Then, on July 1, 2010, the Rights Agent shall distribute the $2,682,750 pro rata (i.e., approximately $0.076 cash for each Roche CVR) to the holders as of June 28, 2010 (the third business day before July 1, 2010) of the Roche CVRs.

Also, as indicated above, the receipt of this milestone payment from Roche triggers Metabasis’ $1,500,000 payment obligation to the Landlord, pursuant to the terms of Section 10 of the Landlord Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGAND PHARMACEUTICALS INCORPORATED

Date: May 13, 2010

	By:	/s/ CHARLES S. BERKMAN
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary